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                                                               EXHIBIT 10(xxiv)

                             EMPLOYMENT AGREEMENT
                             --------------------



THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into effective as of the 1st day of June, 1997, by and between ROBERT A. YELLOWLEES, an individual resident of the State of Georgia (hereinafter referred to as "Employee"), and NATIONAL DATA CORPORATION, a Delaware corporation (hereinafter referred to as the "Company").

                              W I T N E S E T H:
                              ------------------

WHEREAS, the Company desires to continue to employ Employee in an executive capacity, and Employee desires to continue to be employed by the Company, on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee's First Renewal Employment Agreement ("Renewal Agreement") provides for extension on or before May 17, 1997; and

WHEREAS, it is agreed that the Renewal Agreement is hereby terminated as of May 31, 1997, without affecting the stock options granted under such Renewal Agreement or incentive compensation payable for the fiscal year ended May 31, 1997.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

  Section 1.  Employment; Position as Director.
  ---------------------------------------------

1.1  Officer Positions.  Subject to the terms and conditions hereof, the Company
     ------------------
hereby extends the employment of Employee and Employee hereby accepts such extension of employment. Employee shall continue to serve as President, Chief Executive Officer and Chief Operating Officer and Chairman of the Board of the Company and shall perform such duties as are assigned to him from time to time by the Board of Directors. The Board of Directors shall have the right subsequently to elect as President of the Company an individual other than Employee, but at all times during the term of this Agreement Employee shall serve as Chief Executive Officer and at all times during the term of this Agreement shall serve as Chairman of the Board. Employee shall devote his full business time and best efforts to rendering services on behalf of the Company. It is understood that the Employee will continue to serve as a member of the boards of directors of certain outside companies.

1.2  Position as Director.  During the term of this Agreement, the Company shall
     ---------------------
use its best efforts to cause Employee to continue to be nominated and elected

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as a member of the Board of Directors of the Company.  Employee shall not be entitled to additional compensation for his service as a Director.

  Section 2. Term.
  ---------- -----

The employment of Employee hereunder shall continue pursuant to the term of this Agreement effective as of June 1, 1997, and, unless sooner terminated pursuant to Section 5 of this Agreement with the consequences of termination set forth in such Section 5 and unless extended as provided below, shall continue through May 31, 2000. The employment of Employee hereunder may be further extended thereafter upon the mutual agreement of Employee and the Company to so extend on or before the date one year prior to the expiration of any such term.

  Section 3.  Compensation; Bonuses; Expenses.
  ----------  --------------------------------

  3.1  Salary.  Employee shall be paid a salary during the term of his
       -------
employment hereunder at the initial rate of $540,000 per annum. Such salary shall be subject to periodic review and possible increase by the Board of Directors but shall not be decreased during the term of this Agreement.

  3.2  Incentive Programs.
       -------------------

Employee shall be eligible to participate in all incentive programs offered by the Company. These include, but are not limited to, stock options, restricted stock grants and bonus deferral plan.

  3.3  Annual Bonuses.  The Company, upon recommendation by the Compensation
       ---------------
Committee of the Board of Directors and approval by the Board of Directors, shall establish additional bonus arrangements for Employee with respect to the Company's fiscal years beginning on June 1, 1997 and thereafter during the term of this Agreement. The target amount for each such bonus shall be equal to Employee's base salary for the fiscal year for which the bonus is to be paid. Such bonuses shall be based upon specific performance objectives agreed upon by the Employee and the compensation committee of the Company's board of directors. The bonuses under this Section 3.3 may range from none to 150% of the target amounts established as provided above. The bonuses under this Section 3.3 shall, at Employee's request, be paid in whole or in part in shares of Common Stock. The Company agrees that in the event all or any portion of any such bonus shall be paid in shares of Common Stock, the Company shall take any reasonable actions necessary to enable Employee to dispose of such shares without limitation under the Securities Act of 1933, as amended. In the event of (i) a Change in Control of the Company (as defined in Section 5.2 hereof),

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(ii) the death or physical or mental incapacity (as defined in Section 5.1 hereof) of Employee or (iii) the termination of employment of Employee to the extent and as provided in Section 5 hereof, the Company shall immediately pay to Employee or his successor in interest 75% of the target amount of the bonus under this Section 3.3 for the fiscal year in which such event occurs.

  3.4  Expenses.  The Company shall reimburse Employee for all reasonable
       ---------
expenses incurred by Employee in connection with performance of Employee's duties hereunder and vouched to the reasonable satisfaction of the Company pursuant to its standard procedures.

  Section 4.  Additional Employment Benefits.
  ----------  -------------------------------

Employee shall have the right to participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans (such as supplemental executive retirement, pension and profit sharing plans) and perquisites as the Company shall maintain from time to time for the benefit of executive employees of the Company, on the terms and subject to the conditions set forth in such plans. In addition, the Company shall maintain on behalf of Employee, or reimburse Employee for the premiums paid for, term and whole life insurance policies in the face amount of $3.8 million, currently maintained as term and whole life insurance by and on the life of Employee. Such policies shall be payable to a beneficiary or beneficiaries designated by Employee, and the cash values and other benefits associated with such policies shall be paid to or otherwise enjoyed by such beneficiary or beneficiaries, or otherwise Employee. The Company shall also pay for disability income insurance for Employee currently paid by the Employee, in addition to the amounts paid pursuant to the Company's existing disability insurance plan.

  Section 5.  Termination; Effect of Termination.
  ----------  -----------------------------------

  5.1  Termination.  Anything in this Agreement to the contrary notwithstanding,
       ------------
this Agreement and the employment of Employee pursuant hereto shall terminate upon the first to occur of the following events:

     (i)     The death of Employee;

     (ii) The lapse of thirty (30) days following the date on which the Company shall give written notice to Employee of termination of his employment hereunder by reason of his physical or mental incapacity. Employee shall be deemed to be physically or mentally incapacitated for purposes of this Agreement if by reason of any physical or mental

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incapacity he has been unable, or it is reasonably expected that he will be unable, for a period of at least one hundred eighty (180) substantially continuous days to perform his regular duties and responsibilities hereunder in a reasonably satisfactory manner. In the event of any disagreement between Employee and the Company as to whether Employee is physically or mentally incapacitated such as to permit the Company to terminate his employment pursuant to this paragraph (ii), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Employee and the Company or, failing such agreement, selected by two physicians (one of which shall be selected by the Company and the other by Employee), and such determination of the question of such incapacity by such physician shall be final and binding on Employee and the Company. The Company shall pay the reasonable fees and expenses of such physician; or

     (iii) The lapse of fifteen (15) days following written notice by the Company to Employee of termination for "cause," which notice shall reasonably describe the cause for which Employee's employment is being terminated. For purposes of this Agreement, "cause" shall mean:

         (A) Continued neglect of duties for which Employee is employed after receipt of initial notice thereof from the Board of Directors and failure to remedy such neglect of duties after agreement by the Company and Employee to a reasonable plan and schedule for remediation of such neglect of duties;

         (B) Misconduct involving moral turpitude in the performance of duties for which Employee is employed, including, without limitation, the commission of fraud, misappropriation or embezzlement by Employee; or

         (C) Employee's conviction for, or plea of guilty in connection with, the commission of any felony in the performance of Employee's duties.

     5.2  Effect.
          -------
     (a) Upon termination of this Agreement and Employee's employment for any reason, Employee shall be entitled to receive the compensation pursuant to
Section 3 hereof owed to Employee but unpaid for performance rendered under this Agreement as of the date of termination ("Employee's Termination Date") and any additional compensation he may be entitled to receive under the terms of any employee benefit plan of the Company.

     (b) In addition to the compensation under paragraph (a) above, upon

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termination of this Agreement and Employee's employment prior to the expiration of the initial term of this Agreement as provided by Section 2 hereof, or prior to the expiration of any renewal term as provided by such Section if this Agreement is renewed, (i) upon the physical or mental incapacity of Employee,
(ii) by the Company other than pursuant to Section 5.1(iii)(B) or 5.1(iii)(C) above or (iii) by Employee following an Employee Status Change (as defined below) within three years after a Change in Control of the Company (as defined below):


         (A) The Company shall pay Employee the Severance Benefit (as defined and in the manner described below);

         (B) All Restricted Stock awarded to Employee at any time during his employment with the Company shall be immediately and fully vested as of Employee's Termination Date;

         (C) All stock options awarded to Employee under any employee stock option plan at any time during his employment with the Company shall be fully vested as of Employee's Termination Date; and

         (D) The Company shall pay Employee 75% of the target amount of the bonus provided under Section 3.3 hereof for the fiscal year in which the employment of Employee terminates.

Also upon termination of this Agreement (i) by the Company other than pursuant to Section 5.1(iii)(B) or 5.1(iii)(C) above or (ii) by Employee following an Employee Status Change within three years after a Change in Control of the Company, the Company shall maintain in full force and effect, for Employee's benefit until the earlier of (1) three years after Employee's Termination Date or (2) commencement of Employee's full-time employment with a new employer, all Benefit Plans (as defined below) in which Employee was entitled to participate immediately prior to Employee's Termination Date, provided that Employee's continued participation is possible under the general terms and provisions of such Benefit Plans.

   (c) In addition to the compensation under paragraph (a) above, upon termination of this Agreement and the employment of Employee upon the death of
Employee:

         (A) All Restricted Stock awarded to Employee at any time during his employment with the Company shall be immediately and fully vested as of Employee's Termination Date; and

         (B)  All stock options awarded to Employee under any employee stock

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option plan at any time during his employment with the Company shall be fully vested as of Employee's Termination Date.

  For purposes of this Agreement:

     (x) A "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to current Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Act of 1934, as amended and as in effect on the date of this Agreement (the "1934 Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the 1934 Act, becomes the beneficial owner, as defined by Rule 13(d)(3) under the 1934 Act as in effect on the date of this Agreement, of securities of any class or classes of the Company representing 30% or more of the voting power of the Company's then outstanding securities; or (ii) the Company is a party to a merger or other business combination pursuant to which the Company does not survive or survives only as a subsidiary of another corporation or otherwise does not remain an independent corporation; or (iii) all or substantially all of the assets of the Company are sold or otherwise disposed of; or (iv) at any time less than a majority of the members of the Board of Directors of the Company shall be persons who were either nominated for election by the Board or were elected by the Board, or otherwise less than a majority of the Board of Directors of the Company shall be persons who are independent of any third person referred to in subparagraph (i) above of this paragraph (x); or (v) any combination of the foregoing occurs.

     (y) An "Employee Status Change" shall mean the happening of any one or more of the following events after a Change in Control of the Company;

        (i) Without the express written consent of Employee, the Company's assignment of Employee to any duties inconsistent with his positions, duties, responsibilities or status with the Company immediately prior to the Change in Control or a substantial reduction of his duties or responsibilities, in each case as reasonably determined by Employee; or

        (ii) A reduction by the Company in Employee's salary or bonus compensation provisions in effect immediately prior to the change in Control; or

        (iii) Any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company's group life, medical, accident and disability plans and perquisites afforded executive

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     employees) in which Employee is participating at the time of a Change in
     Control (or any other plans or arrangements provided Employee with substantially similar benefits) (referred to in this Agreement as "Benefit Plans"), or the taking of any action by the Company which would adversely affect Employee's participation in or materially reduce his benefits under any Benefit Plan or deprive him of any material fringe benefit enjoyed by him at the time of a Change in Control; or

        (iv) Any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including, without limitation, the Company's Stock Option Plans, Employee Stock Purchase Plan and Restricted Stock Plan, and any other plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof) in which Employee is participating at the time of a Change in Control (or any other plans or arrangements providing Employee with substantially similar benefits) (referred to in this Agreement as "Securities Plans") or the taking of any action by the Company which would adversely affect Employee's participation in or materially reduce his benefits under any such Securities Plan as his participation therein is in effect at the time of a Change in Control; or

        (v) Any failure by the Company's Board or stockholders, as the case may be, to re-elect Employee to the corporate office or position held by him immediately prior to the Change in Control or his removal from any such office including any seat held at such time on the Company's Board of Directors; or

        (vi) Any breach by the Company of any of the provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder.

     (z) The "Severance Benefit" shall mean an amount equal to three (3) times the greater of (i) the average of Employee's average annual taxable compensation, including bonuses, from the Company as reported on Internal Revenue Service Form W-2 during the three-year period immediately preceding Employee's Termination Date or (ii) Employee's current year compensation plus a bonus amount assumed to equal 75% of such current year salary; provided, however, that if such Severance Benefit, either alone or together with any other payments or benefits which Employee has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Code), such Severance Benefit shall be reduced to the largest amount as will result in no portion of the Severance Benefit being subject to the excise tax imposed by
Section 4999 of the Code. The Severance Benefit shall be payable in thirty-six

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(36) equal monthly installments commencing on the first day of the month following Employee's Termination Date.

  Section 6.  Confidentiality Agreement.  Upon execution of this Agreement,
  ----------  --------------------------
Employee has entered into and agrees to abide by the terms of the agreement in the form attached hereto as Exhibit A relating to confidentiality, non-disclosure and related obligations of Employee to the Company.

  Section 7.  Additional Provisions Relating to Change in Control.
  ----------  ---------------------------------------------------

  (a) In the event that a third person commences a tender or exchange offer or a proxy solicitation to elect directors of the Company with a view to effecting a Change in Control of the Company, Employee agrees that he shall not voluntarily leave the employ of the Company, and shall render the services contemplated in this Agreement, until the third person has abandoned or terminated such efforts to effect a Change in Control of the Company or until after such a Change in Control of the Company has been effected.

  (b) In order to ensure the payment of the Severance Benefit provided for in this Agreement, immediately following the commencement of any action by a third party with the aim of effecting a Change in Control of the Company, or the publicly-announced threat by a third party to commence any such action, the Company shall establish an irrevocable standby Letter of Credit issued by a national banking association in favor of Employee in the amount of the Severance Benefit that would have been paid to Employee under this Agreement if Employee's Termination Date had occurred on the date of commencement, or publicly-announced threat of commencement, of such action by the third party. Such Letter of Credit shall provide that the issuer thereof, subject only to Employee's written certification to such issuer that Employee is entitled to payment of the Severance Benefit pursuant to this Agreement and that the Company shall have failed to commence payment of such benefit to Employee, shall have the unconditional obligation to pay the amount of such Letter of Credit to Employee in thirty-six (36) equal monthly installments commencing on the first day of the month following Employee's Termination Date. In the event that subsequent to commencement of such installment payments to Employee pursuant to such Letter of Credit (i) the Company and Employee shall mutually agree that Employee shall not have been entitled to payment of the Severance Benefit pursuant to this Agreement or (ii) a court of competent jurisdiction shall finally adjudge Employee not to have been entitled to payment of such Severance Benefit and such judgment shall have been affirmed on appeal or shall not have been appealed within any time period specified for the filing of an appeal, Employee shall

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promptly pay to the Company the total amount previously paid to Employee by the issuer of such Letter of Credit and no further payment shall be made to Employee pursuant to such Letter of Credit.

  Section 8.  Miscellaneous.
  ----------  --------------

  8.1  Withholding.  Notwithstanding any of the terms or provisions of this
       ------------
Agreement, all amounts payable by the Company to Employee hereunder shall be subject to withholding of such sums related to taxes as the Company may be required to withhold pursuant to applicable law or regulation.

  8.2  No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.
       -------------------------------------------------------------------------

      (a) Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer after Employee's Termination Date or otherwise.

      (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Employee's existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Securities Plan, employment agreement or other contract, plan or arrangement.

  8.3  Payment of Certain Costs of Employee.  If a dispute arises regarding the
       -------------------------------------
interpretation or enforcement of this Agreement, and if Employee shall prevail in such dispute, all legal fees and expenses incurred by Employee in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing his claim shall be paid by the Company. The Company further agrees to pay Employee pre-judgment interest on any money judgment obtained by Employee in such a proceeding calculated at the prime rate quoted by The Wall Street Journal as in effect from
                                       -----------------------
time to time from the date that payment(s) to Employee should have been made under this Agreement.

  8.4  Binding Effect.
       ---------------
       (a) This Agreement shall inure to the benefit of and shall be binding upon Employee and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that Employee shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.

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       (b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to payment of the Severance Benefit from the Company hereunder in the same amount and on the same terms as Employee would be entitled hereunder if he were to terminate his employment pursuant to this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed Employee's Termination Date. As used in this Agreement, the "Company" shall mean the Company as defined in the recitals to this Agreement and any successor to its business and/or assets as provided above in this Section 8.4 which executes and delivers the agreement provided for in this Section 8.4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

  8.5  Governing Law.  This Agreement shall be deemed to be made in, and in all
       --------------
respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia.

  8.6  Headings.  The section and paragraph headings contained in this Agreement
       ---------
are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.7  Notices.  Unless otherwise agreed to in writing by the parties hereto,
       --------
all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or when deposited in the United States mail, registered or certified mail, postage prepaid, addressed as follows:

       (a)  If to Employee:

            Mr. Robert A. Yellowlees
            2696 Habersham Road, N.W.
            Atlanta, Georgia 30305

       (b)  If to the Company, addressed to:

            National Data Corporation
            National Data Plaza
            Atlanta, Georgia 30329-2010
            Attention:  Office of Corporate Secretary

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or to such other person or address as shall be furnished in writing by either party to the other prior to the giving of the applicable notice or communication.

  8.8  Arbitration.  Any dispute or controversy arising under or in connection
       ------------
with this Agreement shall be settled exclusively by arbitration before a panel of three arbitrators in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in effect. In connection with any such arbitration proceeding, the Company shall select one arbitrator, Employee shall select one arbitrator and the two arbitrators so selected shall select the third arbitrator, and the decision of any two arbitrators shall be binding upon the parties. Upon default in the selection of the third arbitrator as provided above, the American Arbitration Association shall designate such third arbitrator upon application of either party. Judgment may be entered on the award of the arbitrators in any court of competent jurisdiction.

  8.9  Separability.  The invalidity or unenforceability of any provision of
       -------------
this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  8.10  Counterparts.  This Agreement may be executed in two or more
        -------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

  8.11  Entire Agreement.  This Agreement (together with the agreements attached
        -----------------
hereto and entered into concurrently herewith) is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.


                      [SIGNATURES CONTINUED ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.


NATIONAL DATA CORPORATION

By: /s/ Don W. Sands
   -----------------
       Don W. Sands
Title: Chairman, Compensation Committee
       Board of Directors of
       National Data Corporation

EMPLOYEE

  /s/ Robert A. Yellowlees
 -------------------------
 Robert A. Yellowlees

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